Ply Gem Reports Second Quarter 2017 Results

•	Net sales increased 6.7% to $544.8 million for the second quarter.

•	Operating earnings increased $3.9 million to $66.1 million for the second quarter.

•	Net income was $29.9 million for the second quarter.

•	Adjusted EBITDA increased to $81.1 million or 5.4% for the second quarter.

Cary, NC (BUSINESS WIRE) August 7, 2017 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended July 1, 2017.

Second Quarter 2017 Highlights:

•	Total net sales for the second quarter increased 6.7% to $544.8 million.

•	Operating earnings increased $3.9 million to $66.1 million compared to the second quarter of 2016.

•	Net income for the second quarter decreased $11.8 million to $29.9 million from the second quarter of 2016 due to a $17.5 million increase in income tax expense from a normalized tax rate.

•	Adjusted EBITDA increased 5.4% to $81.1 million compared to $76.9 million for the second quarter of 2016 achieving an LTM Adjusted EBITDA of $235.6 million.

•	Basic earnings per share was $0.44 for the second quarter of 2017 compared to $0.61 for the 2016 period.

•	Adjusted basic earnings per share was $0.45 for the second quarter of 2017 compared to $0.62 for the second quarter of 2016.

Six Month 2017 Highlights:

•	Total net sales for the six months ended July 1, 2017 increased 6.1% to $974.8 million.

•	Operating earnings increased $6.2 million to $77.9 million compared to $71.8 million for the comparable 2016 period.

•
Net income increased $12.2 million to $26.2 million for the six month 2017 period from $14.1 million for the 2016 period due to the lack of a tax receivable adjustment partially offset by higher income tax expense.

•	Adjusted EBITDA increased to $108.2 million or 6.4%.

•	Basic earnings per share was $0.38 for the 2017 six month period compared to $0.21 for the 2016 six month period.

•	Adjusted basic earnings per share was $0.41 for the 2017 six month period compared to $0.41 for the 2016 six month period.

“For the second quarter, we continued to experience improved demand for our products within our business segments, which allowed Ply Gem to achieve record sales and adjusted EBITDA. In addition, we delivered the thirteenth consecutive year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “We delivered a strong second quarter result despite somewhat of a pullback in market demand and significant commodity cost headwinds, namely PVC resin and aluminum costs. Our businesses have implemented additional price increases, which should be realized during the remainder of 2017, to help offset these rising raw material costs. In addition, we are embarking upon a significant profit improvement initiative across our business through operational excellence, cost rationalization, SG&A efficiency and cost maximization that will enhance the profitability of the overall business during the next few years.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the second quarter, we continued to see overall strong unit demand for our products, which allowed us to achieve an incremental year-over-year quarterly adjusted EBITDA growth of 5.4% and a record second quarter adjusted EBITDA of $81.1 million. As a result of our strong performance during the second quarter of 2017, we achieved a LTM adjusted EBITDA of $235.6 million.”

Second Quarter 2017 Financial Results
Net sales increased $34.2 million or 6.7% to $544.8 million compared to $510.5 million for the second quarter of 2016. The net sales increase was primarily driven by improved U.S. market demand, higher Canadian net sales, new business wins and higher average selling prices.

Gross profit margin was 25.1%, which represented a decrease of 140 basis points from the second quarter of 2016. The decrease in gross profit margin resulted from higher raw material input costs for aluminum, PVC resin, and glass that were not fully offset with higher selling prices.

Operating earnings were $66.1 million, an improvement of $3.9 million from the second quarter of 2016 from lower SG&A expense as a percentage of net sales and lower amortization expense in 2017.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $263.6 million, up $19.2 million, or 7.8%, compared to $244.4 million in the second quarter of 2016. The net sales increase resulted primarily from improved U.S. market conditions, new business wins and higher average selling prices. Gross profit margin for the quarter ended July 1, 2017 was 27.7%, a decrease of 410 basis points from the 31.8% for the quarter ended July 2, 2016. The decrease in gross margin percentage resulted from higher raw material input costs that fully offset the 7.8% net sales increase and a 1.7% net increase in average selling prices.

Windows and Doors
Windows and Doors' net sales totaled $281.2 million, up $15.0 million, or 5.7%, compared to $266.1 million in the second quarter of 2016. The net sales increase for the quarter ended July 1, 2017 can be attributed to improved U.S. market demand conditions which favorably impacted our new construction business. For the quarter ended July 1, 2017 compared to the quarter ended July 2, 2016, our U.S. new construction business increased $12.3 million or 7.4% while our U.S. repair and remodeling business decreased $1.0 million or 1.3% as a result of lower unit volume sales of 4.2%.

Gross profit margin was 22.7% for the quarter ended July 1, 2017, increasing from 21.6% for the quarter ended July 2, 2016. Our gross profit increase of 110 basis points resulted from the continued improvement in our new construction business and the sustained profitable performance for our repair and remodeling business within the U.S. while our Canadian business experienced improved gross profit of $1.5 million relative to the prior year period. The gross profit improvement for our U.S. businesses was primarily driven by increased selling prices of 2.9% and favorable product mix, which increased gross profit $4.8 million while our repair and remodeling business remained flat during the quarter ended July 1, 2017 compared to the quarter ended July 2, 2016.

Outlook
The Company’s 2017 annual outlook is based on a U.S. single family housing starts market growth assumption of 5% to 10% in our markets and an assumption of approximately 3% growth in the U.S. big ticket repair and remodel market.

“As we enter into the seasonally important third quarter, we look forward to capitalizing on the momentum we’ve built during the first half of 2017,” said Mr. Robinette. “As the housing market in the U.S. continues to recover and we get on the positive side of commodities, Ply Gem is well positioned to drive profitable growth and generate meaningful operating leverage, earnings and cash flow. For the remainder of 2017, we expect our full year 2017 adjusted EBITDA to be in the range of $250 to $255 million and our third quarter adjusted EBITDA to be in the $82.5 million range.”

Webcast
Ply Gem management will host a webcast today, Monday, August 7, 2017 at 10:00 a.m. Eastern to discuss second quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations." If internet access is not available, please dial 833-227-5844, participant passcode 54718989. International participants, please dial 647-788-4901, participant passcode 54718989. A replay of the call will be available on our website through September 7th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	July 1, 2017	July 2, 2016

Net sales	$544,767	$510,545
Cost of products sold	407,879	375,256
Gross profit	136,888	135,289
Operating expenses:
Selling, general and administrative expenses	65,531	66,648
Amortization of intangible assets	5,258	6,459
Total operating expenses	70,789	73,107
Operating earnings	66,099	62,182
Foreign currency gain	617	255
Interest expense	(17,399)	(18,534)
Interest income	19	9
Tax receivable agreement liability adjustment	—	(241)
Income before provision for income taxes	49,336	43,671
Provision for income taxes	19,477	2,025
Net income	$29,859	$41,646
Net income attributable to common shareholders per share:
Basic	$0.44	$0.61
Diluted	0.43	$0.61
Weighted average shares outstanding:
Basic	68,435,315	68,159,907
Diluted	69,019,692	68,370,548

	For the six months ended
(Amounts in thousands, except share and per share data)	July 1, 2017	July 2, 2016

Net sales	$974,782	$919,159
Cost of products sold	748,369	697,169
Gross profit	226,413	221,990
Operating expenses:
Selling, general and administrative expenses	137,886	137,383
Amortization of intangible assets	10,602	12,849
Total operating expenses	148,488	150,232
Operating earnings	77,925	71,758
Foreign currency gain	772	839
Interest expense	(34,285)	(37,226)
Interest income	33	19
Loss on modification or extinguishment of debt	—	(2,399)
Tax receivable agreement liability adjustment	—	(18,391)
Income before provision for income taxes	44,445	14,600
Provision for income taxes	18,223	531
Net income	$26,222	$14,069
Net income attributable to common shareholders per share:
Basic	$0.38	$0.21
Diluted	$0.38	$0.21
Weighted average shares outstanding:
Basic	68,417,602	68,143,523
Diluted	68,988,527	68,219,762

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2016 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of July 1, 2017, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore, the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency loss (gain), non-cash loss on modification or extinguishment of debt, restructuring and integration expenses, customer inventory buybacks, litigation class action charges, and tax receivable liability adjustments. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net loss per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	July 1, 2017	July 2, 2016
Net income	$29,859	$41,646
Interest expense, net	17,380	18,525
Provision for income taxes	19,477	2,025
Depreciation and amortization	13,102	14,313
EBITDA	79,818	76,509
Non cash gain on foreign currency transactions	(617)	(255)
Customer inventory buybacks	632	596
Restructuring/integration expense	455	(156)
Litigation - class action charges, net	825	—
Tax receivable agreement liability adjustment	—	241
Adjusted EBITDA	$81,113	$76,935

	Ply Gem Holdings, Inc.
	For the three months ended
	July 1, 2017	July 2, 2016
Basic net income per share attributable to common shareholders	$0.44	$0.61
Non cash gain on foreign currency transactions	(0.01)	—
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	—	—
Litigation - class action charges, net	0.01	—
Tax receivable agreement liability adjustment	—	—
Adjusted Basic EPS	$0.45	$0.62

Basic weighted average shares outstanding	68,435,315	68,159,907

Diluted net income per share attributable to common shareholders	$0.43	$0.61
Non cash gain on foreign currency transactions	(0.01)	—
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	—	—
Litigation - class action charges, net	0.01	—
Tax receivable agreement liability adjustment	—	—
Adjusted Diluted EPS	$0.44	$0.61

Diluted weighted average shares outstanding	69,019,692	68,370,548

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the six months ended
	July 1, 2017	July 2, 2016
Net income	$26,222	$14,069
Interest expense, net	34,252	37,207
Provision for income taxes	18,223	531
Depreciation and amortization	26,555	28,343
EBITDA	105,252	80,150
Non cash gain on foreign currency transactions	(772)	(839)
Customer inventory buybacks	1,198	1,067
Restructuring/integration expense	1,412	497
Litigation - class action charges, net	1,113	—
Tax receivable agreement liability adjustment	—	18,391
Loss on modification or extinguishment of debt	—	2,399
Adjusted EBITDA	$108,203	$101,665

	Ply Gem Holdings, Inc.
	For the six months ended
	July 1, 2017	July 2, 2016
Basic net income per share attributable to common shareholders	$0.38	$0.21
Non cash gain on foreign currency transactions	(0.01)	(0.01)
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	0.01	—
Litigation - class action charges, net	0.01	—
Tax receivable agreement liability adjustment	—	0.18
Loss on modification or extinguishment of debt	—	0.02
Adjusted Basic EPS	$0.41	$0.41

Basic weighted average shares outstanding	68,417,602	68,143,523

Diluted net income per share attributable to common shareholders	$0.38	$0.21
Non cash gain on foreign currency transactions	(0.01)	(0.01)
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	0.01	—
Litigation - class action charges, net	0.01	—
Tax receivable agreement liability adjustment	—	0.18
Loss on modification or extinguishment of debt	—	0.02
Adjusted Diluted EPS	$0.41	$0.41

Diluted weighted average shares outstanding	68,988,527	68,219,762

3.	Operating segment results for the three and six months ended July 1, 2017 and July 2, 2016 are as follows:

	For the three months ended
(Amounts in thousands)	July 1, 2017		July 2, 2016
Net sales
Siding, Fencing and Stone	$263,593	48%	$244,411	48%
Windows and Doors	281,174	52%	266,134	52%
	$544,767	100%	$510,545	100%
Gross profit
Siding, Fencing and Stone	$73,032	28%	$77,747	32%
Windows and Doors	63,856	23%	57,542	22%
	$136,888	25%	$135,289	26%

Operating earnings (loss)
Siding, Fencing and Stone	$47,580	18%	$51,305	21%
Windows and Doors	24,725	9%	18,001	7%
Unallocated	(6,206)	(1)%	(7,124)	(1)%
	$66,099	12%	$62,182	12%

	For the six months ended
(Amounts in thousands)	July 1, 2017		July 2, 2016
Net sales
Siding, Fencing and Stone	$454,430	47%	$420,787	46%
Windows and Doors	520,352	53%	498,372	54%
	$974,782	100%	$919,159	100%
Gross profit
Siding, Fencing and Stone	$118,995	26%	$124,011	29%
Windows and Doors	107,418	21%	97,979	20%
	$226,413	23%	$221,990	24%

Operating earnings (loss)
Siding, Fencing and Stone	$67,403	15%	$71,678	17%
Windows and Doors	26,154	5%	16,751	3%
Unallocated	(15,632)	(2)%	(16,671)	(2)%
	$77,925	8%	$71,758	8%

4.	Long-term debt amounts in the selected balance sheets at July 1, 2017 and December 31, 2016 consisted of the following:

(Amounts in thousands)	July 1, 2017	December 31, 2016

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of unamortized early tender premium,
discount and debt issuance costs of $45,893 and $49,935, respectively	604,107	600,065
Term Loan Facility due 2021, net of unamortized early tender premium,
discount and debt issuance costs of $15,200 and $17,854, respectively	240,825	240,321
	$844,932	$840,386
Less current portion of long-term debt	(4,300)	(4,300)
	$840,632	$836,086

5.	The following is a summary of selected balance sheet amounts at July 1, 2017 and December 31, 2016:

(Amounts in thousands)	July 1, 2017	December 31, 2016

Cash and cash equivalents	$7,172	$51,597
Accounts receivable, less allowances	296,133	209,919
Inventories	194,886	161,956
Prepaid expenses and other current assets	28,123	26,850
Property and equipment, net	167,587	165,556
Intangible assets, net	93,955	104,159
Goodwill	479,525	478,514
Accounts payable	102,587	75,398
Payable to related parties pursuant to tax receivable agreement-current	25,383	25,383
Payable to related parties pursuant to tax receivable agreement-non-current	54,336	54,336
Long-term debt	840,632	836,086
Stockholders' equity	35,782	4,106

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901